Exhibit 107.1 CALCULATION OF FILING FEE TABLES Form S-8 (Form Type) JELD-WEN Holding, Inc. (Exact Name of Registrant as Specified in its Charter) Table 1: Newly Registered Securities Security Type Security Class Title Fee Calculation Rule Amount Registered (1) Proposed Maximum Offering Price Per Unit (2) Maximum Aggregate Offering Price Fee Rate Amount of Registration Fee Equity Common Stock, par value $0.01 per share, reserved for issuance pursuant to the JELD-WEN Holding, Inc. 2017 Omnibus Equity Plan 457(c) & 457(h) 2,400,000 $16.88 $40,512,000 .0000927 $3,756 Total Offering Amounts $40,512,000 $3,756 Total Fee Offsets N/A Net Fee Due $3,756 (1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock, par value $0.01 per share, that become issuable under the JELD-WEN Holding, Inc. 2017 Omnibus Equity Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Common Stock. (2) Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low sales prices per share of Common Stock as reported on the New York Stock Exchange on July 26, 2022.